EXHIBIT 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
REFINERY SCIENCE CORP.

ARTICLE I

The name of the corporation is Refinery Science Corp.

ARTICLE II

The period of the corporation duration is perpetual.

ARTICLE III

The purpose for which the corporation is organized is to transact any lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE IV

The total number of shares of all classes of stock that the corporation shall be authorized to issue is 125,000,000 shares, of which 100,000,000 shares of the par value of $0.01 per share shall be designated Common Stock (“Common Stock”), and 25,000,000 shares of the par value of $0.01 per share shall be a class designated as “blank check” Preferred Stock (“Preferred Stock”), of which Preferred Stock 1,000,000 shares of the par value of $0.01 per share have been designated as “Series A Convertible Preferred Stock.”.

A.  COMMON STOCK

1. Dividends. Subject to all the rights of the Preferred Stock or any series thereof, and on the conditions set forth in Part B of this Article IV or to any resolution of the Board of Directors providing for the issuance of any series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

2. Voting Rights. Each holder of Common Stock shall be entitled to one vote for each share held.

B. PREFERRED STOCK

1. Issuance in Series. The Preferred Stock may be divided into and issued in one or more series. The Board of Directors is hereby vested with authority from time to time to establish and designate such series, and within the limitations prescribed by law or set forth herein, to fix and determine the relative rights and preferences of the shares of any series so established but all shares of Preferred Stock shall be identical except as to the following relative rights and preferences as to which there may be variations between different series: (a) the rate of dividend and the terms and conditions including the relative rights of priority, if any, of payment of dividends; (b) the price at and the terms and conditions including the relative rights of priority, if any, on which shares may be redeemed; (c) the amount payable including the relative rights of priority, if any, upon shares in event of involuntary liquidation; (d) the amount payable including the relative rights of priority, if any, upon shares in event of voluntary liquidation; (e) sinking fund provisions for the redemption or purchase of shares; (f) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; (g) the nature of any dividends, whether cumulative, noncumulative or otherwise; (h) the repurchase obligations including the relative rights of priority, if any, of the corporation with respect to such shares; and (i) voting rights. The Board of Directors shall exercise such authority by the adoption of a resolution or resolutions as prescribed by law. Attached hereto as Appendix A is the Statement of Designation for the Series A Convertible Preferred Stock.

2. Dividends. The holders of each series of Preferred Stock at the time outstanding shall be entitled to receive, when and as declared to be payable by the Board of Directors, out of any funds legally available for the payment thereof, dividends subject to the terms and conditions including the relative rights of priority, if any, and at the rate theretofore fixed by the Board of Directors for such series of Preferred Stock that have theretofore been established, and no more, payable quarterly on the first days of January, March, September and December in each year.

3. Preferences on Liquidation. In the event of any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the holders of each series of the then outstanding Preferred Stock shall be entitled to receive the amount fixed for such purpose and subject to the terms and conditions including the relative rights of priority, if any, set forth in the resolution or resolutions of the Board of Directors establishing the respective series of Preferred Stock that might then be outstanding together with a sum equal to the amount of all accumulated and unpaid dividends thereon at the dividend rate fixed therefor in the aforesaid resolution or resolutions. After such payment to such holders of Preferred Stock, the remaining assets and funds of the corporation shall be distributed pro rata among the holders of the Common Stock. A consolidation, merger or reorganization of the corporation with any other corporation or corporations or a sale of all or substantially all of the assets of the corporation shall be considered a dissolution, liquidation or winding up of the corporation within the meaning of these provisions.

C. PROVISIONS APPLICABLE TO ALL CLASSES

1. No Preemptive Rights. No holder of securities of the corporation shall be entitled as a matter of right, preemptive or otherwise, to subscribe for or purchase any securities of the corporation now or hereafter authorized to be issued, or securities held in the treasury of the corporation, whether issued or sold for cash or other consideration or as a dividend or otherwise. Any such securities may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

2. Cumulative Voting. No shareholder of the corporation shall have the right of cumulative voting at any election of directors or upon any other matter.

3. Authority to Purchase own Shares. The corporation shall have the authority to purchase, directly or indirectly, its own shares to the extent of the aggregate of unrestricted capital surplus available therefor and unrestricted reduction surplus available therefor.

ARTICLE V

The street address of the corporation’s initial registered office is 701 Brazos Street, Austin, Texas 78701, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE VI

The number, qualifications, terms of office, manner of election, time and place of meetings, and powers and duties of the directors shall be prescribed in the Bylaws of the corporation, provided the initial number of directors constituting the Board of Directors is three, and the names and addresses of the persons who are directors until the next Annual Meeting of the shareholders or until their successors are elected and qualified are:
Name	Address

David Rendina	800 N. Stanton Street, Suite 186, El Paso, Texas 79902

Dr. Russell Chianelli	800 N. Stanton Street, Suite 186, El Paso, Texas 79902

Dr. Abbas Ghassemi	800 N. Stanton Street, Suite 186, El Paso, Texas 79902

ARTICLE VII

No contract or other transaction between the corporation and any other person (as used herein the term “person” means an individual, firm, trust, partnership, association, corporation, or other entity) shall be affected or invalidated by the fact that any director of the corporation is interested in or is a member, director, or an officer of, such other person, and any director may be a party to or may be interested in any contract or transaction of the corporation or in which the corporation is interested; and no contract, act or transaction of the corporation with any person shall be affected or invalidated by the fact that any director of the corporation is a party to, or interested in, such contract, act or transaction, or in any way connected with such person. Each and every person who may become a director of the corporation is hereby relieved from any liability that might otherwise exist from contracting with the corporation for the benefit of himself or any person in which he may in any way be interested, provided that the fact of such interest shall have been disclosed to, or shall be known by, the other directors or the shareholders of the corporation, as the case may be, acting upon or with reference to such act, contract or transaction, even though the presence at a meeting or vote or votes of such interested director might have been necessary to obligate the corporation upon such act, contract or transaction.

ARTICLE VIII

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) for any transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) for any act or omission for which the liability of the director is expressly provided for by state or (v) for any act related to an unlawful stock repurchase or payment of a dividend. If either the Texas Business Corporation Act, the Texas Miscellaneous Corporations Laws Act or any other applicable Texas statute hereafter is amended to authorized the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on liability provided herein, shall be limited to the fullest extent permitted by such amended act. Any repeal or modification of this Article VIII by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or modification.

ARTICLE IX

Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the actions so taken, shall be signed by the holder of holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

DATED: August ___ , 2006.

By:
Name: David Rendina Its: President

APPENDIX A

STATEMENT OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
REFINERY SCIENCE CORP.

1. Creation of Series A Convertible Preferred Stock

There is hereby created a series of preferred stock consisting of one million (1,000,000) shares and designated as the Series A Convertible Preferred Stock (“Series A Preferred Stock”) of Refinery Science Corp., a Texas corporation (the “Company”), having a par value of $0.001 per share, and having the voting powers, preferences, relative, participating, limitations, qualifications, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

2. Conversion Provisions

The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. From and after the day on which the Company receives payment in full for Series A Preferred Stock from and issues Series A Preferred Stock to a particular holder of Series A Preferred Stock (the “Issuance Date”), each share of Series A Preferred Stock held by that holder shall be convertible at the option of the holder into one (1) share (the “Conversion Rate”) of common stock of the Company (“Common Stock”).

(b) Method of Conversion. In order to convert Series A Preferred Stock into shares of Common Stock, a holder of Series A Preferred Stock shall:

(i) complete, execute and deliver to the Company the conversion certificate attached hereto as Exhibit A (the “Notice of Conversion”), and

(ii) surrender the certificate or certificates representing the Series A Preferred Stock being converted (the “Converted Certificate”) to the Company.

The Notice of Conversion shall be effective and in full force and effect for a particular date if delivered to the Company on that particular date prior to 5:00 p.m., Central Standard Time, by facsimile transmission or otherwise, provided, however, that particular date is a business day, and provided that the original Notice of Conversion and the Converted Certificate are delivered to and received by the Company within three (3) business days thereafter by the Company, and that particular date shall be referred to herein as the “Conversion Date”. The person or persons entitled to receive the shares of Common Stock to be issued upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the original Notice of Conversion and the Converted Certificate are not delivered to and received by the Company within three (3) business days following the Conversion Date, the Notice of Conversion shall become null and void as if it were never given and the Company shall, within two (2) business days thereafter return to the holder by overnight courier any Converted Certificate that may have been submitted in connection with any such conversion. In the event that any Converted Certificate submitted represents a number of shares of Series A Preferred Stock that is greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Company shall deliver a certificate representing the remaining number of shares of Series A Preferred Stock not converted.

(c) Absolute Obligation to Issue Common Stock. Upon receipt of a Notice of Conversion, the Company shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which a converting holder of Series A Preferred Stock shall be entitled as provided herein, which shares shall constitute fully paid and non-assessable shares of Common Stock and shall be issued to, delivered by overnight courier to and received by such holder by the fifth (5th) business day following the Conversion Date. Such delivery shall be made at such address as such holder may designate therefor in its Notice of Conversion or in its written instructions submitted together therewith.

(d) Minimum Conversion. No less than fifty (50) shares of Series A Preferred Stock may be converted at any one time by a particular holder, unless the holder then holds less than 50 shares and converts all such shares held by it at that time.

(e) No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, and in lieu thereof the number of shares of Common Stock to be issued for each share of Series A Preferred Stock converted shall be rounded down to the nearest whole number of shares of Common Stock. Such number of whole shares of Common Stock to be issued upon the conversion of one share of Series A Preferred Stock shall be multiplied by the number of shares of Series A Preferred Stock submitted for conversion pursuant to the Notice of Conversion (defined below) to determine the total number of shares of Common Stock to be issued in connection with any one particular conversion.

3. Adjustments to Conversion Rate

(a) Reclassification, Exchange and Substitution. If the Common Stock to be issued on conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Preferred Stock shall, upon its conversion be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Preferred Stock immediately before that change.

(b) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time there shall be a capital reorganization of the Company’s common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 3), merger of the Company into another entity, or the sale of the Company’s properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Preferred Stock receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series A Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph 3(b) (including adjustment of the Conversion Rate then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(c) No Impairment. The Company will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.

(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Preferred Stock pursuant to paragraphs 3(a) or (b) hereof, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth: (i) such adjustments and readjustments; (ii) the Conversion Rate at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Series A Preferred Stock.

4. Liquidation Provisions

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Series A Preferred Stock shall have rights and preferences equal to those of the holders of Common Stock, in additional to the right to receive any accrued and unpaid dividends.

5. Reservation of Stock to be issued upon Conversion

The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all then outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, then, in addition to all rights, claims and damages to which the holders of the Series A Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Company to fulfill its obligations to the holders hereunder, the Company will take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate or necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6. Notices

(a) In the event of the establishment by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any distribution, the Company shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein a notice specifying the date on which any such record is to be taken for the purpose of such distribution and the amount and character of such distribution.

(b) Any notices required by the provisions hereof to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid and return receipt requested, and addressed to each holder of record at its address appearing on the books of the Company or to such other address of such holder or its representative as such holder may direct.

7. Voting Provisions and Election of Directors

(a) In addition to any other rights provided for herein or by law, and except as otherwise provided below or as required by law, the holders of Series A Preferred Stock will be entitled to notice of any meeting of shareholders of the Company or any action to be taken by shareholders without a meeting, and shall be entitled to one vote per share of Common Stock issuable upon conversion of the Series A Preferred Stock as of the record date for any such vote on all matters submitted to a vote of stockholders of the Company, and the holders of Series A Preferred Stock will vote as a single class with the holders of Common Stock on all matters, except as provided herein and as otherwise required under applicable law.

(b) For so long as any shares of Series A Preferred Stock remain outstanding, the holders of the Series A Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Company’s Board of Directors at each subsequent meeting for the election of directors. If, at any time when the voting rights conferred upon the holders of Series A Preferred Stock pursuant to this Section 7 are exercisable, any vacancy on the Board created by the resignation or removal of a director elected pursuant to Section 7 shall be filled only by the remaining director elected pursuant to this Section 7 or by the vote of the holders of record of the outstanding Series A Preferred Stock (and any vacancy on the Board created by the death or disability of a director elected pursuant to Section 7 shall be filled solely by the vote of the holders of record of the outstanding Series A Preferred Stock). Any director elected or appointed pursuant to this Section 7 may only be removed by the holders of Series A Preferred Stock, and may not be removed by the holders of the Common Stock.

(c) In the event that the holders of the Series A Preferred Stock are required by the applicable law to vote as a class, the affirmative vote of holders of not less than a majority of the outstanding shares of Series A Preferred Stock shall be required to approve each such matter to be voted upon and if any matter is approved by such specified requisite percentage of holders of Series A Preferred Stock, such matter shall bind all holders of Series A Preferred Stock.

(d) Each share of the Series A Preferred Stock shall entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series A Preferred Stock, as set forth above.

(e) In the case the Company shall at any time subdivide (by any share split, share dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock of which are equal in voting power to each share of Preferred Stock, as in effect immediately prior to such subdivision, shall be proportionately increased and, conversely, in case the outstanding Common Stock shall be combined into a smaller number of shares, the number of shares of Common Stock of which are equal in voting power to each share of Preferred Stock, as in effect immediately prior to such combination, shall be proportionately reduced.

(f) The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting, of the holders of not less than two-thirds (2/3) of the then outstanding shares of Series A Preferred Stock, shall be required for (i) any change to this Statement of Designation or the Company’s Articles of Incorporation, as amended, which would amend, alter, change or repeal any of the powers, designations, preferences and rights of the shares of Series A Preferred Stock and (ii) the issuance of shares of Series A Preferred Stock other than pursuant to the first issuance of shares of Series A Preferred Stock by the Company.

(g) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

[remainder of page intentionally left blank]

EXHIBIT A

CONVERSION CERTIFICATE

REFINERY SCIENCE CORP.

Series A Convertible Preferred Stock

The undersigned holder (the “Holder”) is surrendering to Refinery Science Corp., a Texas corporation (the “Company”), one or more certificates representing shares of Series A Convertible Preferred Stock of the Company (the “Series A Preferred Stock”) in connection with the conversion of all or a portion of the Series A Preferred Stock into shares of Common Stock, $0.001 par value per share, of the Company (the “Common Stock”) as set forth below.

1. The Holder understands that the Series A Preferred Stock was issued by the Company pursuant to the exemption from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), provided by Rule 506 of Regulation D, promulgated thereunder.

2. The Holder represents and warrants that all offers and sales of the Common Stock issued to the Holder upon such conversion of the Series A Preferred Stock shall be made pursuant to an effective registration statement under the Securities Act (in which case the Holder represents that a prospectus has been delivered) or pursuant to an exemption from registration under the Securities Act.

Number of Shares of Series A Preferred Stock Being Converted: ______________________

Number of Shares of Common Stock to be issued: _________________________

Conversion Date: _________________

Delivery instructions for certificates of Common Stock and for new certificates representing any remaining shares of Series A Preferred Stock: __________________________________
_______________________________________________________________________
_______________________________________________________________________

Name of Holder, Printed: ____________________________

Signature of Holder: _____________________________

Title (if signing on behalf of Holder that is an entity): ____________________

Telephone Number of Holder: _______________________